Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

investor@bojangles.com

For Media Inquiries:

Cliff Cermak of Bojangles’ Restaurants, Inc.

704.519.2126

ccermak@bojangles.com

FOR IMMEDIATE RELEASE

Bojangles’, Inc. Appoints Mark A. Rowan to Board of Directors

Convenience store and restaurant veteran will also serve on Audit Committee

Charlotte, N.C. – (Globe Newswire) – April 12, 2017 – Bojangles’, Inc. (NASDAQ: BOJA) today announced that Mark A. Rowan has been appointed to the company’s Board of Directors, effective April 10, 2017. He will also serve on the Audit Committee. Bojangles’, Inc.’s Board of Directors now consists of ten members.

Since October 2012, Mr. Rowan has served as Chief People Officer of Pilot Travel Centers, LLC (“Pilot”), the largest operator of travel centers and travel plazas in North America operating under the Pilot Flying J trade name. He also serves as President of RMM Hospitality Services, LLC, an operator of restaurants and special event venues in East Tennessee, a position he has held since October 2004.

From 1994 to 2003, Mr. Rowan served as Vice President of Operations for Pilot in what was a period of accelerated growth for the brand. And from 1980 to 1994, he worked for PepsiCo in various operations and leadership positions.

Mr. Rowan received a B.S. in Industrial Management from Auburn University.

“Mark’s background as an executive leader and his wealth of experience in the restaurant, convenience store and hospitality industries will serve Bojangles’ well in the years to come. We are pleased to welcome Mark to our Board, and we look forward to his impactful presence as Bojangles’ continues to offer high quality food, a world-class customer experience and strategic, measured growth,” said Clifton Rutledge, President and CEO of Bojangles’, Inc.

“It is an honor and privilege to be named to the Board of such a popular, thriving brand,” added Mr. Rowan. “I have long admired Bojangles’, and as a resident of Tennessee, I have been thoroughly impressed by their expansion throughout the Southeast and their dedication to providing delicious food and excellent service. I am motivated to begin collaborating with my fellow Board members and the management team to propel the Bojangles’ brand forward.”

Mr. Rowan joined the Board as a Class I Director and will stand for re-election at the 2017 Annual Meeting of Stockholders.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At December 25, 2016, Bojangles’ had 716 system-wide restaurants, of which 309 were company-operated and 407 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements are not guarantees of future performance and involve a number of known and unknown risks, assumptions, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise than as required under the federal securities laws.

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